UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under 240.14a-12

Smith Micro Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 27, 2022

Dear Smith Micro Stockholders:

We are pleased to invite you to the 2022 Annual Meeting of Stockholders of Smith Micro Software, Inc. to be held on Tuesday, June 7, 2022, at 11:00 a.m. Eastern Time via live webcast at the virtual meeting site, meetnow.global/M4MR5F9.

We will conduct a virtual online Annual Meeting this year, so our shareholders can participate from any geographic location with Internet connectivity. We believe this will enhance accessibility to our Annual Meeting for all of our stockholders, regardless of geographic location. Stockholders will be able to attend and participate in the Annual Meeting online, vote shares electronically, and submit questions prior to and during the Annual Meeting as described in the enclosed proxy statement.  We are pleased to embrace the latest technology to provide expanded access and enable greater stockholder attendance and participation from any location around the world.

The expected actions to be taken at the Annual Meeting, which include the election of two directors, are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. In addition to the Proxy Statement, we are mailing or making available to you a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, which we encourage you to read. Our Annual Report includes our audited financial statements for 2021 and information about our operations, markets and products.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the attached Proxy Statement and our 2021 Annual Report.  The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the attached Proxy Statement, our 2021 Annual Report and a form of proxy card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, which will be held online this year, you can be sure your shares are represented at the meeting by promptly voting your shares as instructed in the Notice, or by requesting a printed proxy card, if you prefer, and completing, signing, dating and returning the printed proxy card by mail. If you later decide to participate in the Annual Meeting and wish to change your vote, you may do so simply by voting online during the meeting.

To log in to and participate in this year’s virtual Annual Meeting, you will need the stockholder control number located on the Notice, on your proxy card or on the instructions that accompanied your proxy materials. Please keep this information in a safe place so it is available to you for the meeting.

We look forward to having you join us online at the Annual Meeting.

Sincerely,

William W. Smith, Jr.
Chairman of the Board,
President & Chief Executive Officer
Smith Micro Software, Inc.

SMITH MICRO SOFTWARE, INC.

5800 Corporate Dr., 5th Floor

Pittsburgh, PA 15237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2022

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (the “Company”) will be held on Tuesday, June 7, 2022, at 11:00 a.m. Eastern Time, at the virtual meeting site meetnow.global/M4MR5F9.  The Annual Meeting will be held solely online, and as such there is no physical address for the Annual Meeting.  The Annual Meeting will be held for the following purposes as more fully described in the Proxy Statement accompanying this notice:

1.	Election of Directors. The election of two (2) directors to serve on our Board of Directors until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
2.	“Say-On-Pay” Proposal. Non-binding advisory vote to approve the 2021 compensation of named executive officers.
3.

Ratification of the appointment of SingerLewak LLP. Ratification of the appointment of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

4.	Other Business. Any other business properly brought before the stockholders at the Annual Meeting, or at any adjournment or postponement thereof.

The close of business on April 13, 2022 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at such time will be so entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders on the Annual Meeting site at meetnow.global/M4MR5F9.

You are cordially invited to participate in the Annual Meeting. Whether or not you plan to participate in the Annual Meeting online, we urge you to ensure your representation by voting by proxy promptly in accordance with the Notice of Internet Availability of Proxy Materials (the “Notice”) or by requesting a printed proxy card, if you prefer, and completing, signing, dating and returning the proxy card, or the form forwarded by your bank, broker or other holder of record, by mail. If you attend the Annual Meeting online and vote your shares at that time, your proxy will not be used.

A majority of the outstanding shares of Common Stock entitled to vote must be represented at the Annual Meeting in order to constitute a quorum. Please vote your shares in accordance with the Notice or return your proxy card in order to ensure that a quorum is obtained.

By Order of the Board of Directors,

/s/ Jennifer M. Reinke
Jennifer M. Reinke
Corporate Secretary Pittsburgh, Pennsylvania April 27, 2022

Important notice regarding the availability of proxy materials for the stockholder meeting to be held June 7, 2022: The Proxy Statement and Annual Report are available at www.envisionreports.com/SMSI.

Your vote is very important, regardless of the number of shares you own. In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request to receive them in accordance with the instructions provided in the Notice. The Notice contains instructions on how to access and review all of the important information contained in the proxy materials over the Internet. The Notice also instructs how you may submit your proxy over the Internet. If you received a Notice and would like to receive a printed copy of our proxy materials, including our Annual Report on Form 10-K, follow the instructions for requesting such materials included in the Notice.

SMITH MICRO SOFTWARE, INC.

PROXY STATEMENT

SMITH MICRO SOFTWARE, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2022

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

This Proxy Statement contains information related to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (“Smith Micro,” the “Company,” “we,” “our” or “us”), which will be held on Tuesday, June 7, 2022, at 11:00 a.m. Eastern Time, and any postponements or adjournments thereof.  We will host the Annual Meeting solely online via live webcast this year, so our shareholders can participate from any geographic location with Internet connectivity. We believe this will enhance accessibility to our Annual Meeting for all of our stockholders, regardless of geographic location.

In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described below. The Notice contains instructions on how to access and review all of the important information contained in the proxy materials over the Internet. The Notice also instructs how you may submit your proxy over the Internet. If you received a Notice and would like to receive a printed copy of our proxy materials, including our 2021 Annual Report on Form 10-K, follow the instructions for requesting such materials included in the Notice.

Stockholders of record at the close of business on April 13, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. It is anticipated that the Notice will first be sent to stockholders, and this Proxy Statement and the form of proxy relating to our Annual Meeting, are being first mailed or made available to stockholders on or about April 27, 2022. These materials are available for viewing, printing and downloading on the Internet at www.envisionreports.com/SMSI.

Purpose of the Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement and are described in more detail in this Proxy Statement. We are not aware of any matter to be presented other than those described in this Proxy Statement.

How to Participate in the Annual Meeting

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting meetnow.global/M4MR5F9. You also will be able to vote your shares online by attending the Annual Meeting by webcast.  To participate in the Annual Meeting, you will need to enter the control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 11:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Online access will begin at 10:45 a.m. Eastern Time.  Please follow the registration instructions as outlined in this Proxy Statement.

Registration to Participate in the Annual Meeting

If you are a stockholder of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of Computershare, our stock transfer agent, you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.

If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other intermediary, you must register in advance to participate in the Annual Meeting. To register to participate in the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company stock holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 2, 2022.  You will receive a confirmation of your registration by email after your registration materials have been received.

Requests for registration should be directed to the following:

•	By email: Forward the email from your bank, broker, or other intermediary, or attach an image of your legal proxy, to legalproxy@computershare.com
•	By mail: Computershare, Smith Micro Software, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

Voting

Our outstanding common stock, par value $0.001 per share (the “Common Stock”) is the only class of securities entitled to vote on the proposals presented at the Annual Meeting. Common Stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 55,191,919 shares of Common Stock outstanding and approximately 94 holders of record, according to information provided by our transfer agent. Each share of Common Stock is entitled to one vote on each proposal. Stockholders may not cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

All votes will be tabulated by our inspector of elections for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes” (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others). Broker non-votes occur when your broker or other nominee submits a proxy for your shares (because the broker or other nominee has received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote your shares on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you, or has discretionary authority but chooses not to exercise it. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, the two nominees receiving the highest number of affirmative votes shall be elected; broker non-votes, abstentions and votes marked “withhold” will not affect the outcome of the election. Proposals 2 and 3 require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will not be counted for purposes of determining whether such proposals have been approved, and abstentions will have the same effect as negative votes. With respect to Proposal 2, as an advisory vote this proposal is non-binding on the Company; however, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.

How to Vote

The manner in which your shares may be voted depends on how your shares are held. If you are a stockholder of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of Computershare, our stock transfer agent, you may vote by proxy, meaning you authorize the individuals named on your proxy card or Notice to vote your shares. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of Common Stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive. If no direction is made on your proxy and it is otherwise properly executed, your proxy will be voted FOR the election of the two director nominees and FOR each of the other proposals at the Annual Meeting.  You also may participate in and vote during the Annual Meeting.

Voting by proxy.  You may vote your shares by proxy by telephone, via the Internet or by mail:

•

By Telephone. You may transmit your proxy voting instructions by calling the telephone number specified on the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card. You will need to have the Notice or proxy card in hand when you call. If you choose to vote by telephone, you do not have to return a proxy card by mail.

•

Via the Internet. You may transmit your proxy voting instructions via the Internet by accessing the website specified on the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card. You will need to have the Notice or proxy card in hand when you access the website. If you choose to vote via the Internet, you do not have to return a proxy card by mail.

•

By Mail. If you received printed proxy materials, you may vote by proxy by completing, signing and dating the proxy card enclosed with your printed proxy materials and returning it in the enclosed prepaid envelope.

Voting online during the Annual Meeting:  Stockholders who elect to participate in the Annual Meeting may vote online during the Annual Meeting by following the instructions provided.  Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will still be voted in accordance with your direction.

Telephone and Internet voting for stockholders of record will be available up until voting has closed at the Annual Meeting, and mailed proxy cards must be received by June 6, 2022 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, this deadline may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•

by submitting a new proxy with a later date before the Annual Meeting either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;

•	by voting online at the virtual meeting site; or
•	by filing a written revocation with our corporate Secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote online at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Your attendance alone at the Annual Meeting will not automatically revoke your proxy.

Difference Between a “Stockholder of Record” and a Beneficial Owner of Shares Held in “Street Name”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered the “stockholder of record” of those shares. In this case, your Notice or printed proxy materials have been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on the Notice or, if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your proxy materials have been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

Solicitation

Our Board of Directors is soliciting proxies for the Annual Meeting as described in this Proxy Statement, and Smith Micro will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the Notice, this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition, the original solicitation of proxies by mail may be supplemented by a solicitation by Internet or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse reasonable out-of-pocket expenses.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our Bylaws. For stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to be presented at and included in our proxy statement for our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), such proposals must be submitted to and received by the Company’s corporate Secretary no later than December 28, 2022. Pursuant to our Bylaws, any stockholder intending to present a proposal for action at an annual meeting must give written notice to the Company’s corporate Secretary not less than 30 days and not more than 60 days prior to the date of the annual meeting, except that if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, then the deadline for submitting a stockholder proposal is the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Under our Bylaws, the deadline for submitting a nomination for a director to be included in our proxy materials for an annual meeting is 60 days prior to the date of the annual meeting. In addition, the proxy solicited by the Board of Directors for the 2023 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than March 13, 2023, which is 45 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholder proposals and nominations must be in writing and should be addressed to our corporate Secretary at our principal executive offices located at 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the Securities and Exchange Commission.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. Your proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting that is not included in this Proxy Statement.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide for our Board of Directors (the “Board”) to be divided into three classes.  Each class of directors serves for a three-year term, with one class being elected by the Company’s stockholders at each annual meeting.  Our Board currently has eight directors: Andrew Arno, Thomas G. Campbell, Steven L. Elfman, Samuel Gulko, Asha Keddy, Chetan Sharma, William W. Smith, Jr. and Gregory J. Szabo. Messrs. Arno and Gulko serve as directors with terms expiring at this year’s Annual Meeting, Messrs. Sharma, Smith and Szabo serve as directors with terms expiring at the 2023 annual meeting of stockholders, and Messrs. Campbell and Elfman and Ms. Keddy serve as directors with terms expiring at the 2024 annual meeting of stockholders.

Two directors will be elected at the Annual Meeting to serve three-year terms expiring on the date of the annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”) or until their respective successors shall have been elected and qualified. The Governance and Nominating Committee of the Board of Directors has recommended to the Board for nomination, and the Board has nominated, Messrs. Arno and Gulko as its nominees for election to the Board at the Annual Meeting. Your proxy will be voted, unless authority is withheld or the proxy is revoked, FOR the election of Messrs. Arno and Gulko to hold office until the date of our 2025 Annual Meeting or until their respective successors have been duly elected and qualified or until in either case they earlier resign, become disqualified or disabled, or are otherwise removed. Each returned proxy cannot be voted for a greater number of persons than the nominees named on the proxy. In the unanticipated event that a nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person recommended by the Governance and Nominating Committee and approved by the Board.  Messrs. Arno and Gulko have agreed to serve if elected, and the Board has no reason to believe that they will be unavailable to serve.

DIRECTORS AND NOMINEES

Provided below is certain information with respect to each nominee for election as a director and each continuing director.

Director Nominees for Terms Ending at the 2025 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Andrew Arno (1)	62	Director
Samuel Gulko (2)	90	Director

(1)	Member of the Governance and Nominating and Mergers and Acquisitions Committees
(2)	Member of Audit and Compensation Committees

Mr. Arno joined our Board of Directors in 2011 and has more than 30 years of experience working with emerging growth companies. Since 2015, he has served as Vice Chairman of Special Equities Group, LLC (SEG), a privately held investment banking firm. SEG is affiliated with Dawson James Securities Inc., and was previously affiliated with Bradley Woods & Co. Ltd., and prior thereto Chardan Capital Markets, LLC.  From 2013 until 2015 he served as Managing Director of Emerging Growth Equities, an investment bank, and Vice President of Sabr, Inc., a family investment group. He previously served as President of LOMUSA Limited, an investment banking firm. Earlier in his career, Mr. Arno served as Vice Chairman and Chief Marketing Officer of Unterberg Capital, LLC, an investment advisory firm that he co-founded, and he served as Vice Chairman and Head of Equity Capital Markets of Merriman Capital LLC, an investment banking firm, where he also served on the board of its parent company, Merriman Holdings, Inc. Mr. Arno currently serves on the boards of Oncocyte Corporation, a biotechnology company, Independa Inc., a software company, and Comhear Inc., an audio technology R&D company.  Mr. Arno brings to the Board valuable understanding of public markets, significant experience in investment matters, and a keen understanding of stockholder perspectives as it relates to enhancing value for our stakeholders.

Mr. Gulko became a director in 2004. Since 2002, he has provided tax and consulting services on a part-time basis to a limited number of clients. From 1996 until his retirement in 2002, Mr. Gulko served as the Chief Financial Officer, and as the Vice President of Finance, Secretary and Treasurer of Neotherapeutics, Inc., a publicly traded biotechnology company (now known as Spectrum Pharmaceuticals, Inc.). During this same period, he also served as a member of the board of directors of Neotherapeutics, Inc. Earlier in his career, Mr. Gulko was self-employed as a certified public accountant and business consultant, as well as the part time chief financial officer of several privately-owned companies, and previously served as a partner in the audit practice of Ernst & Young LLP, an accounting and business services firm. Mr. Gulko holds a Bachelor of Science degree in Accounting from the University of Southern California. Mr. Gulko brings to our Board extensive qualifications and experience in finance and public accounting, including his prior service as an audit partner at Ernst & Young LLP and as the CFO of a publicly-traded company.

Vote Required for Approval and Recommendation of Board of Directors

The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the election of directors standing for election at the 2022 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE OR THEIR SUBSTITUTES AS SET FORTH HEREIN.

Continuing Directors with Terms Ending at the 2023 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
William W. Smith, Jr.	74	Chairman of the Board, President and Chief Executive Officer
Gregory J. Szabo (1)	74	Director
Chetan Sharma(2)	52	Director

(1)	Member of the Audit and Mergers and Acquisitions Committees
(2)	Initial committee appointment(s) to be made at board meeting following the Annual Meeting.

Mr. Smith co-founded Smith Micro and has served as our Chairman of the Board, President and Chief Executive Officer since the Company’s inception in 1982. Mr. Smith was employed by Rockwell International Corporation in a variety of technical and management positions from 1975 to 1984. Mr. Smith served with Xerox Data Systems from 1972 to 1975 and RCA Computer Systems Division from 1969 to 1972 in mainframe sales and pre-sale technical roles. Mr. Smith received a Bachelor of Arts degree in Business Administration from Grove City College. As co-founder and the most senior executive of our Company, Mr. Smith provides the Board with valuable insight into the Company’s business operations, opportunities and challenges, as well as his extensive knowledge of the telecommunications and wireless industries, garnered during his 40 years of service with our Company. Mr. Smith also possesses particular strengths with respect to leadership and management skills.

Mr. Szabo re-joined the Board in 2011 after previously serving from 2001 to 2010. Mr. Szabo has over 30 years of wireless communications senior management experience from his career with AirTouch's and Vodafone’s wireless communications operations, which were merged with Verizon Wireless in 2000. As Senior Vice President-Network Services, he directed AirTouch’s engineering and operations for the company's cellular systems in the eastern United States, and later served as Executive Director, Global Technology for AirTouch Vodafone. Mr. Szabo previously held managerial positions with Motorola and Martin Marietta (now Lockheed Martin). He also co-founded Ertek Inc., which designed manufacturing systems for RFID (Radio Frequency IDentification) tag antennas. Mr. Szabo received both a Bachelor of Science Degree and Master of Science Degree in Electrical Engineering from Ohio University. He brings to our Board substantial market knowledge and in-depth insight into the worldwide telecommunications and wireless data and cellular industries.

Mr. Sharma joined the Board in April 2022. Since 2000, Mr. Sharma has served as the Chief Executive Officer and founder of Chetan Sharma Consulting, a management consulting and strategic advisory firm serving the mobile, media, and technology industries.  Prior to founding his firm, Mr. Sharma served as director of the Emerging Solutions and Wireless practices at Luminant Worldwide, a global provider of strategic consulting and professional services, and earlier in his career held roles in systems engineering and product management at Cellular Technical Services, a start-up company focused on preventing fraud in wireless networks.  Mr. Sharma holds a Bachelor of Science degree in Electrical Engineering from Indian Institute of Technology and a Master of Science degree in Electrical and Computer Engineering from Kansas State University.  Mr. Sharma brings to the Board more than 20 years of experience in providing strategic advisory services to leading companies in the wireless technology industry, and offers the Board valuable insight into strategic and operational issues important to the Company’s success.

Continuing Directors with Terms Ending at the 2024 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Thomas G. Campbell (1)	71	Director
Steven L. Elfman (2)	66	Director
Asha Keddy (3)	48	Director

(1)	Member of the Audit, Compensation, and Governance and Nominating Committees
(2)	Member of the Compensation, Governance and Nominating, and Mergers and Acquisitions Committees
(3)	Initial committee appointment(s) to be made at board meeting following the Annual Meeting.

Mr. Campbell became a director in 1995. From 1999 until his retirement in October 2021, he served as the Executive Vice President of King Printing, Inc., a book printing and manufacturing company. From 1996 to 1999, he was the Vice President of Operations of Complete Concepts, Ltd., a manufacturer and distributor of women’s accessories. From 1995 to 1996, Mr. Campbell was an independent management consultant specializing in corporate turnarounds, and prior to that served during 1995 as the Chief Operating Officer of Laser Atlanta Optics, Inc. From 1985 to 1995, he served in several senior management positions at Hayes Microcomputer Products, Inc., including Vice President of Operations and Business Development and as Chief Operating Officer and a member of the Board of Directors of Practical Peripherals, a Hayes subsidiary. Prior to 1985, Mr. Campbell was employed by Digital Equipment Corporation. Mr. Campbell attended Boston University. Mr. Campbell brings to our Board extensive executive management experience in the retail and consumer products industries, along with particular strengths with respect to leadership, management, financial, international business and corporate governance skills.

Mr. Elfman became a director in 2014. He is the former President of Network Operations and Wholesale at Sprint, a telecommunications company and leading wireless carrier prior to its acquisition by T-Mobile in 2020, having had responsibility for product, technology development, network, wholesale operations, value-added services, procurement and real estate, and digital. Mr. Elfman joined the Sprint senior leadership team in 2008 from mobile data technology services company, Infospace, where he was Executive Vice President of Infospace Mobile, then President and Chief Operating Officer of Motricity following the acquisition of Infospace Mobile. He also has held leadership positions at Terabeam, as Executive Vice President of Operations, and at AT&T Wireless, where he was Chief Information Officer. Mr. Elfman was the CIO at GE Capital (Fleet Services Company) as well as head of IT at 3M Company for international operations. Mr. Elfman graduated from the University of Western Ontario in Canada with a degree in computer science and business. He previously served on the board of directors of Syntonic Limited, a software company and provider of mobile software solutions, where he served as non-executive chairman and as a member of the compensation committee of the board of directors.  Mr. Elfman also previously served on the boards of Affirmed Networks, Inc., a mobile network solutions company, CollabIP, Inc., a communications intelligence platform provider, Competitor Carrier Association, Bethany College and Clearwire. Mr. Elfman brings to our Board extensive knowledge of the telecommunications and wireless data and cellular industries, particularly with respect to large wireless providers.

Ms. Keddy joined the Board in April 2022.  Since December 2019, Ms. Keddy has served as Corporate Vice President and General Manager, Next Generation and Standards, 5G at Intel Corporation, a Fortune 50 company and industry leader in the semiconductor and technology sector. Prior to her current role, Ms. Keddy served at Intel from May 2015 to January 2019 as Vice President and General Manager, Client, IoT & Systems Architecture, Next Generation, and prior thereto held various leadership positions at Intel since joining the company in 1999.  In addition, since February 2022 Ms. Keddy has served on the Advisory Board of Women’s Tech Network, a community that promotes gender diversity in tech and connects talented and skilled professionals with companies. In 2019, representing Intel, she co-founded with NTT and Sony the Innovative Optical Wireless Network Global Forum. As part of her wireless standards and 5G leadership at Intel, Ms. Keddy serves various forums.  She is on the Board of Directors of CTIA, a trade association representing the U.S. wireless industry, where she has served since 2018, and is a member of the Board of Governors of 5G Americas, a trade organization composed of leading telecommunications service providers and manufacturers which advocates for the advancement of LTE wireless technologies and their evolution to 5G.  Previously, from 2012 to 2015, Ms. Keddy served on the Board of Directors of Wi-Fi Alliance.  Ms. Keddy is an alumna of the Intel Executive Management Accelerator Program at the Stanford University Graduate School of Business and holds a Bachelor of Science degree in Computer Engineering from the University of Mumbai and a Master of Science degree in Computer Science from Clemson University.  Ms. Keddy brings to the Board extensive industry expertise and in depth insight into the wireless industry, as well as more than 25 years’ operational leadership experience. In addition, Ms. Keddy holds particular strengths in mergers and acquisitions review and due diligence, finance and strategic decision making, and will serve as a valuable resource to our Board and management team.

PROPOSAL 2:

“SAY-ON-PAY” PROPOSAL

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding and advisory basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”). At our 2017 Annual Meeting of Stockholders, our Board of Directors recommended, and our stockholders voted on an advisory basis, to conduct this vote annually.  Since the vote on this compensation program is advisory in nature, it will not affect any compensation already awarded to any named executive officer and will not be binding on or overrule any decisions made by the Compensation Committee or the Board with respect to compensation to be awarded in the future. The vote on this resolution is not intended to address any specific element of compensation. Rather, this vote relates to the compensation of our named executive officers as a whole, as described in this Proxy Statement.

The Compensation Committee annually reviews named executive officer compensation, as discussed in this Proxy Statement. As discussed in the narrative under the heading “Executive Compensation” beginning on page 18 of this Proxy Statement, our compensation program is designed to align executive pay with Company performance, and we seek to closely align the interests of our named executive officers with the interests of our stockholders.

The Compensation Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. As such, your vote will serve as an additional tool to guide the Compensation Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its stockholders. Your vote will also guide the Compensation Committee and the Board to ensure that our executive compensation program is consistent with our commitment to high standards of corporate governance.

We ask our stockholders to vote on the following resolution at the 2022 Annual Meeting:

"RESOLVED, that the Company’s stockholders approve on an advisory basis the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative disclosure contained therein."

Vote Required for Approval and Recommendation of the Board of Directors

Approval of this resolution requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether the resolution has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

SingerLewak LLP has been engaged as the Company’s independent registered public accounting firm since 2005. The Audit Committee has selected SingerLewak LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of SingerLewak LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of SingerLewak LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain SingerLewak LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.  Representatives of SingerLewak LLP are not expected to be present at the Annual Meeting, and accordingly will not have an opportunity to make a statement or be available to respond to questions from stockholders.

Principal Accounting Fees and Services

The following is a summary of the fees billed to Smith Micro by SingerLewak LLP for professional services rendered for the fiscal years ended December 31, 2020 and December 31, 2021:

Fee Category	Fiscal 2020 Fees	Fiscal 2021 Fees
Audit Fees	$252,500	$412,901	(1)
Audit-Related Fees	$20,527	$71,250	(2)
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)	Includes $41,743 in fees related to the Company’s acquisition of Avast plc’s family safety mobile software business in 2021
(2)	Includes $52,000 in fees related to the Company’s public offering in 2021

Audit Fees: This category consists of fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees: This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees: This category consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Vote Required for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting is being sought to ratify the appointment of SingerLewak LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF SINGERLEWAK LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

CORPORATE GOVERNANCE

Board of Directors and Committees of the Board

Our Board of Directors, elected by the stockholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to the stockholders. The Board acts as an advisor and counselor to executive management and oversees and monitors its performance.

Our Board of Directors held seven meetings during 2021.  Each director attended either in person or via teleconference at least 75% of the aggregate of all Board and applicable committee meetings during fiscal 2021 for the period in which they served as director.  Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, directors are encouraged to attend our annual meetings.  None of our current directors attended our annual meeting of stockholders in 2021.

Our Board of Directors has established four standing committees: an Audit Committee; a Compensation Committee; a Governance and Nominating Committee; and a Mergers and Acquisitions Committee. Each of these committees has adopted a written charter.

Audit Committee. Our Audit Committee is comprised of three members: Messrs. Campbell, Gulko and Szabo. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards as well as within the meaning of Rule 10A-3 of the Exchange Act, and that each Audit Committee member is able to read and understand fundamental financial statements. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of our independent registered public accounting firm and reviews the results and scope of our annual audit and other services provided by our independent registered public accounting firm. The Audit Committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and subject to approval by the Audit Committee. The Board of Directors has adopted and approved a written charter for the Audit Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. Mr. Gulko is the Audit Committee Chairman and the Board has determined that he qualifies as a financial expert, as that term is described in SEC regulations. The Audit Committee held six meetings during 2021.

Compensation Committee. The Compensation Committee is comprised of three members: Messrs. Campbell, Elfman and Gulko. The Board of Directors has determined that all of the members of the Compensation Committee are independent within the meaning of the Nasdaq Stock Market listing standards and applicable SEC regulations. The Compensation Committee administers our executive compensation programs and makes recommendations to the Board of Directors concerning officer and director compensation. The Compensation Committee also has the authority to administer our Plan, and to make awards under the Plan. The Board of Directors has adopted and approved a written charter for the Compensation Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The Compensation Committee held four meetings during 2021.

The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to attract, motivate and retain talented and dedicated executive officers, tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives, and reinforce business strategies and objectives to enhance stockholder value.  To achieve these goals, our Compensation Committee maintains compensation plans that tie a portion of executives’ overall compensation to key strategic goals such as the Company’s financial and operational performance, as measured by metrics such as total revenue and non-GAAP operating expense. Our Compensation

Committee evaluates individual executive performance along with our CEO (other than with respect to his own performance) as part of the review process. Our Compensation Committee periodically reviews our executive officers’ compensation to determine whether we provide adequate incentives and motivation to our executive officers and whether we adequately compensate our executive officers relative to comparable officers in other similarly situated companies.  The Committee did not engage any compensation consultants during 2021.  Management plays a significant role in the compensation-setting process for executive officers, other than the CEO, by evaluating employee performance, recommending business performance targets and establishing objectives, and recommending salary levels, bonuses and equity-based awards.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee (the “M&A Committee”) is comprised of three members: Messrs. Arno, Elfman and Szabo. The Board of Directors has determined that all of the members of the M&A Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The M&A Committee evaluates and reviews potential acquisition targets, strategic investments and divestitures, and makes recommendations regarding the same to our Board of Directors. The M&A Committee is also charged with overseeing the due diligence process with respect to proposed acquisitions, strategic investments and divestitures. The Board of Directors has adopted and approved a written charter for the Mergers and Acquisitions Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The M&A Committee held two meetings during 2021.

Governance and Nominating Committee. The Governance and Nominating Committee is comprised of three members: Messrs. Arno, Campbell and Elfman. The Board of Directors has determined that all of the members of the Governance and Nominating Committee are independent within the meaning of the Nasdaq Stock Market listing standards and applicable SEC regulations. The Governance and Nominating Committee receives proposed nominations to the Board of Directors, reviews the eligibility of each proposed nominee, and recommends candidates for nomination by the Board of Directors to be submitted to the stockholders for election at each annual meeting. The Board of Directors has adopted and approved a written charter for the Governance and Nominating Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The Governance and Nominating Committee held three meetings during 2021.

Our Governance and Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the evaluations, and the wishes of Board members to be re-nominated, the Governance Nominating Committee recommends to the Board of Directors whether those individuals should be re-nominated. The Governance and Nominating Committee also periodically reviews with the Board whether it believes the Board would benefit from adding one or more new directors, and if so, the appropriate skills and characteristics desired in such new director(s). If the Board determines that a new director would be beneficial, the Governance and Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance and Nominating Committee screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance and Nominating Committee members and with other members of the Board. Upon completion of these interviews and other due diligence, our Governance and Nominating Committee may recommend to the Board the election or nomination of a candidate.

 Candidates for independent director may be found through recommendations from current directors, an executive search firm, or other sources. The Governance and Nominating Committee will also consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 12 of our Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to our corporate Secretary prior to the meeting, setting forth information about the proposed candidate, such as their name, age, business and residence addresses, principal occupation or employment, and their beneficial ownership in Smith Micro stock, and information about the stockholder giving the notice, such as their name and address as they appear on our records, and such stockholder’s beneficial ownership of Smith Micro stock. There are no differences in the manner in which the Governance and Nominating Committee evaluates a candidate that is recommended for nomination for membership on our Board of Directors by a stockholder.

When considering a potential candidate for membership on our Board of Directors, our Governance and Nominating Committee considers relevant business and industry experience and demonstrated character and judgment. Although the Governance and Nominating Committee does not have a formal policy with respect to diversity, the Committee endeavors to seek nominees representing diverse experience in occupational backgrounds in business and technology, and in areas that are relevant to our activities.

Board Member Diversity

The table below provides certain highlights of the composition of our board members and nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix
Total number of directors	8
	Female	Male
Part I: Gender Identity
Directors	1	7
Part II: Demographic Background
Asian	1	1
White	0	6

Board Member Independence

The Board of Directors has determined that, except for William W. Smith, Jr., all of the members of the Board of Directors are independent as defined in the Nasdaq Stock Market listing standards and applicable SEC regulations. Mr. Smith, who also serves as Chairman of the Board, is employed as the Company’s Chief Executive Officer and President.

Executive Sessions

Independent directors meet in executive session without the presence of our CEO and Chairman or other members of management to review the criteria upon which the performance of the CEO and Chairman is based, to review the performance of the CEO and Chairman against those criteria, to ratify the compensation of the CEO and Chairman as approved by the Compensation Committee, and to discuss any other relevant matters.

Board Leadership Structure

The Board’s current leadership structure is characterized by:

•	a combined Chairman of the Board and Chief Executive Officer;
•	a robust Committee structure with oversight of various types of risks; and
•	an engaged and independent Board.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefits from having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and in-depth knowledge and understanding of the Company, he is best positioned to chair regular Board meetings as we discuss key business and strategic issues. This combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations. We do not have a lead independent director.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is to understand the risks our Company faces and the steps management is taking to manage those risks and to assess management’s overall appetite for risk. It is management’s responsibility to manage risk and bring material risks facing our Company to the Board’s attention. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments which are each integrated with enterprise-risk exposures. Our Board also approves our CEO’s performance goals for each year. In doing so, the Board has an opportunity to ensure that the CEO’s goals include responsibility for broad risk management. The involvement of the full Board in setting our strategic plan is a key part of its assessment of the risks inherent in our corporate strategy.

The Committees of the Board are also involved in evaluating and overseeing the management of risks particular to their respective areas of oversight. For example, the Audit Committee focuses on financial risk and internal controls, and receives an annual risk assessment report from our external auditors. The Compensation Committee evaluates and sets compensation programs that encourage decision-making predicated upon a level of risk-taking consistent with our business strategy. The Compensation Committee also reviews compensation and benefit plans and the risks associated with them.  The Governance and Nominating Committee oversees governance and succession risk, including Board and CEO succession and evaluates director skills and qualifications to appoint particular directors to our standing committees based upon the needs of that committee. Each Committee reports its activities to the full Board of Directors to ensure that the Board is regularly informed about these risks.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, executive officers and directors. We will provide a copy of the Code of Ethics upon request made by email to investor-relations@smithmicro.com or in writing to Smith Micro Software, Inc. at 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237, Attention: Investor Relations. The full text of our Code of Ethics is posted on our website at http://www.smithmicro.com under the Investor Relations section. We intend to disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics applicable to our executive officers or directors, including the name of the executive officer or director to whom the amendment applies or for whom the waiver was granted, at the same location on our website identified above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement or our Annual Report on Form 10-K.

Board Communications

Stockholders may communicate with members of the Board of Directors by mail addressed to the full Board, a specific member of the Board or a particular committee of the Board at our principal executive offices located at 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237.

Certain Relationships and Related Party Transactions

Since the beginning of our last fiscal year, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2021, which include the consolidated balance sheets of Smith Micro as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Review with Management. The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Accountants. The Audit Committee has discussed with SingerLewak LLP, our independent registered public accounting firm for the year ended December 31, 2021, the matters required to be discussed by Statement on Auditing Standard No. 1301 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee has also received written disclosures and the letter from SingerLewak LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with SingerLewak LLP its independence.

The Audit Committee has also received written disclosures and the letter from SingerLewak LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with SingerLewak LLP its independence.

Conclusion. Based on the review and discussions referred to above, the Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

AUDIT COMMITTEE

Thomas G. Campbell

Samuel Gulko

Gregory J. Szabo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us as of March 31, 2022 except where another date is noted below), with respect to beneficial ownership of our Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than five percent (5%) of our outstanding Common Stock, (ii) each director, (iii) each of our named executive officers (NEOs), and (iv) all current directors, executive officers and named executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them.  The following table is based upon information supplied by directors, executive officers, other key executives identified as NEOs and principal stockholders. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. A person has beneficial ownership of shares if the person has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options and convertible securities that are presently exercisable or convertible or will become exercisable or convertible within 60 days of the date that beneficial ownership is calculated.  Unless otherwise indicated the address of each beneficial owner is c/o Smith Micro Software, Inc., 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237. The percentage of beneficial ownership is based on 55,149,736 shares of our Common Stock outstanding as of March 31, 2022.

	Common Stock
Name or Group of Beneficial Owners	Number of Shares		Percent (1)
Directors and Named Executive Officers:
William W. Smith, Jr.	5,261,314	(2)	9.54%
Andrew Arno	296,355	(3)	*
Thomas G. Campbell	64,500	(4)	*
Steven L. Elfman	138,750	(5)	*
Samuel Gulko	148,000	(6)	*
Asha Keddy	0	(7)	*
Chetan Sharma	0	(8)	*
Gregory J. Szabo	167,750	(9)	*
James M. Kempton	113,244	(10)	*
Michael K. Fox	0	(11)	*
Timothy C. Huffmyer	104,621	(12)	*
Gail Redmond	254,853	(13)	*
Charles B. Messman	248,231	(14)	*
All current NEOs, executive officers and directors as a group (11 persons)	6,692,997	(15)	12.13%

(1)

The percentage beneficial ownership of each of our directors and named executive officers, all executive officers and directors as a group, and each 5% stockholder, if any, is based on a fraction, the numerator of which is the number of shares beneficially held by such holder or group of holders, in the case of all executive officers and directors as a group, and the denominator of which is equal to the sum of the number of shares of our Common Stock outstanding at March 31, 2022 plus the number of shares of our Common Stock issuable upon exercise by such holder or group of holders of warrants or options held by such holder or group of holders which are presently exercisable or will become exercisable within 60 days of such date.  An asterisk (*) represents beneficial ownership of less than 1%.

(2)

Comprised of 475,389 shares held directly by Mr. Smith (of which 46,232 are unrestricted shares and 429,157 are restricted shares), 4,779,925 shares held in the Smith Living Trust, of which Mr. Smith and his spouse are trustees, and 6,000 shares held in the William W. Smith, Jr. IRA.

(3)

Comprised of 271,771 unrestricted shares (of which 10,000 shares are held by Mr. Arno’s spouse, and 10,000 shares each are held by MJA Investments and JBA Investments, with respect to which Mr. Arno makes investment decisions but disclaims beneficial ownership), 20,834 restricted shares and 3,750 shares subject to options which are currently exercisable.

(4)	Comprised of 41,166 unrestricted shares, 20,834 restricted shares and 2,500 shares subject to options which are currently exercisable.
(5)	Comprised of 117,916 unrestricted shares and 20,834 restricted shares.
(6)	Comprised of 123,416 unrestricted shares, 20,834 restricted shares and 3,750 shares subject to options which are currently exercisable.
(7)	Ms. Keddy was elected to serve on the Company’s Board of Directors on April 11, 2022, and did not beneficially own shares of the Company’s stock as of March 31, 2022.

(8)	Mr. Sharma was elected to serve on the Company’s Board of Directors on April 11, 2022, and did not beneficially own shares of the Company’s stock as of March 31, 2022.
(9)	Comprised of 143,166 unrestricted shares, 20,834 restricted shares and 3,750 shares subject to options which are currently exercisable.
(10)	Comprised of 13,244 unrestricted shares and 100,000 restricted shares
(11)	Mr. Fox served as the Company’s Interim Chief Financial Officer from September 4, 2021 until November 3, 2021.
(12)	Mr. Huffmyer served as the Company’s Chief Financial Officer from January 1 through September 3, 2021.
(13)	Comprised of 372 unrestricted shares, 248,231 restricted shares and 6,250 shares subject to options which are currently exercisable.
(14)	All of the shares reported are restricted shares.
(15)	Comprised of shares beneficially owned by our current NEOs, executive officers and directors, as reported in the above table and described in the foregoing notes 2-10 and 13-14.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.  Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner.

EXECUTIVE OFFICERS AND KEY EXECUTIVES

Our executive officers and key executives are appointed and serve at the discretion of our Board of Directors.  As determined by our Board, our CEO and CFO are the only two officer positions meeting the SEC’s definition of executive officer.  The following table sets forth certain information regarding our executive officers and certain other key executives as of March 31, 2022:

Name	Age	Position
William W. Smith, Jr.	74	Chairman of the Board, President and Chief Executive Officer
David Blakeney	61	Senior Vice President, Engineering
Anup Kaneri	43	Vice President, Worldwide Products
James M. Kempton	47	Vice President, Chief Financial Officer and Treasurer
Charles B. Messman	51	Vice President, Corporate Development and Investor Relations
Gail Redmond	60	Senior Vice President, Sales Worldwide
Jennifer M. Reinke	49	General Counsel and Secretary
Kenneth Shebek	59	Vice President, Chief Information Officer
David P. Sperling	53	Vice President, Chief Technology Officer
Michael Eytan Urbas	54	Vice President, Corporate Strategy

For background information regarding Mr. Smith, see “Proposal 1—Election of Directors.”

Mr. Blakeney joined the Company in 2011 and is responsible for development engineering. Prior to this role, he led the development team for several Smith Micro products as well as the wireless products quality engineering team. Prior to joining Smith Micro, he served as Vice President, Research and Development of Tollgrade Communications, Inc., and prior thereto, Mr. Blakeney served as Vice President of Product Development for Marconi’s Broadband Switching Division and Vice President of ATM Engineering at Fore Systems. Previous positions also include engineering management roles at 3Com Corporation and Texas Instruments. Mr. Blakeney holds a Bachelor of Science degree in Electrical Engineering from the University of Illinois.

Mr. Kaneri joined the Company in July 2019, and leads the Company’s global product management team.  His expertise in product innovation and extensive experience building direct-to-consumer products play a key role in supporting the Company in achieving its goals.  Prior to joining the Company, from February 2014 to July 2019 Mr. Kaneri served as Senior Product Manager at UPMC Enterprises, an innovation, commercialization, and venture capital arm of UPMC, a $24 billion health care provider and insurer. Prior to his venture capital work, Mr. Kaneri held roles in product innovation, development, and strategy to bring new technology solutions to the market, and co-founded two successful startups focusing on building disruptive mobile platforms. Mr. Kaneri holds a Bachelor of Science degree in Electronics and Telecommunication Engineering from Pune

University, a Postgraduate Diploma in Marketing Management from Symbiosis Institute of Business Management in India, and an M.B.A. from the University of Pittsburgh.

Mr. Kempton joined the Company in November 2021 as Vice President, Chief Financial Officer and Treasurer.  Mr. Kempton oversees all finance, accounting and control functions for the Company, as well as the Company’s global human resources operations. Prior to joining the Company, from February 2020 to November 2021, Mr. Kempton served as Controller and principal accounting officer of L.B. Foster Company, a leading provider of products and services for the rail industry and solutions to support critical infrastructure projects.  From August 2018 to January 2020, Mr. Kempton served as Executive Vice President and Chief Financial Officer of Caliburn International, a global provider of professional services and solutions to the federal government. Prior thereto, from October 2013 to August 2018, Mr. Kempton was employed by Michael Baker International, a global provider of engineering and professional services, most recently serving as its Executive Vice President and Chief Financial Officer from July 2016 to August 2018.  Prior to his service at Michael Baker International, Mr. Kempton served in successive financial leadership roles at Michael Baker Corporation, and earlier in his career, Mr. Kempton held successive roles at Ernst & Young, LLP. Mr. Kempton holds a Bachelor of Arts degree from Thiel College and is a certified public accountant.

Mr. Messman joined the Company in 2016 as Vice President, Corporate Development and Investor Relations.  Mr. Messman brings over 20 years of experience working with a large range of technology companies providing investor relations counsel, strategy, financing alternatives, and M&A. Prior to joining Smith Micro, Mr. Messman was the Vice President of Finance & Corporate Development at eGain Corporation, and co-founded The MKR Group, serving as its President. He has worked with more than 50 companies with market capitalizations ranging from $10 million to $2.5 billion and is well known on Wall Street for having a strong marketing presence throughout many diverse industries. Mr. Messman holds a Bachelor of Arts degree in Economics from Iowa State University.

Ms. Redmond joined the Company in 2011 and since 2016, has led the Company’s global sales team as Senior Vice President, Sales Worldwide.  Prior to her current role, Ms. Redmond served the Company as its Vice President Sales, Americas Strategic, and prior to that as Vice President Sales, Central U.S. and Canada. Prior to joining Smith Micro, Ms. Redmond served as Senior Vice President of Corporate Development for Hillcrest Bank, prior its acquisition by National Bank Holdings Corp. Prior to her role at Hillcrest Bank, Ms. Redmond served as Chief Executive Officer and co-founder of Sozotek, Inc., a mobile imaging start-up, and prior thereto was Vice President of Sales and Marketing for Telespree Communications, a mobile provisioning start-up. Previously, Ms. Redmond held several executive roles at Sprint, including Vice President of Strategic Account Sales and Vice President/General Manager of Sprint Products Group. Ms. Redmond holds a Bachelor of Science degree from Missouri Southwest University and an M.B.A. from the University of Kansas.

Ms. Reinke joined the Company in August 2017 and serves as the Company’s General Counsel and Secretary.  Ms. Reinke oversees the Company’s corporate governance, compliance and legal affairs.  Prior to joining the Company, Ms. Reinke served as General Counsel and Secretary of Tollgrade Communications, Inc., a technology solutions provider in the telecommunications industry.  Prior to her service at Tollgrade Communications, Ms. Reinke was an associate at Reed Smith LLP.  Ms. Reinke holds a Bachelor of Science degree in Business Administration from Central Michigan University and a Juris Doctor degree from Wayne State University.

Mr. Shebek joined the Company in 2010 as the Vice President of Operations where he led the enterprise mobility product platform. Mr. Shebek is currently responsible throughout the Company for information technology, quality engineering and customer support and oversees the Company’s Pittsburgh facility. Prior to joining Smith Micro, he was Vice President of Operations for Tollgrade Communications, Inc. He also served as Vice President of Supply & Logistics for Ericsson, Inc. and worked for Marconi as Vice President of Supply Chain and Vice President of North American Operations. He joined Fore Systems in 1994, and previously held management positions with IBM. He holds a Bachelor of Science degree in Mechanical Engineering from Pennsylvania State University.

Mr. Sperling joined the Company in 1989. He assumed the Chief Technology Officer position in 1999.  Mr. Sperling began his professional career as a software engineer with us and he is currently a named inventor on five of the Company’s patents for various Internet and connectivity technologies. He received a Bachelor of Science degree in Computer Science and an M.B.A. from the University of California, Irvine.

Mr. Urbas joined in the Company in April 2021 and serves as our Vice President, Corporate Strategy.  Prior to joining the Company, from April 2017 to April 2021, Mr. Urbas served as Vice President of Business Development for Avast Software, where he directed a global portfolio of strategic partnerships focusing on family safety, 5G and IoT security, as well as revenue growth and optimization and technology licensing.  From 2000 to 2017, Mr. Urbas served on the executive management team at Mailshell, a provider of internet security solutions for the OEM market, where he oversaw ISV and strategic alliances, go-to-market strategy, and international expansion. Mr. Urbas holds a Bachelor of Arts degree from The Johns Hopkins University.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the compensation of the executive officers and certain other key executives of the Company named therein (our “named executive officers” or “NEOs”) during 2021 and 2020.  Our NEOs for 2021 were as follows:

•	William W. Smith. Jr., President and Chief Executive Officer
•	James M. Kempton, Vice President and Chief Financial Officer
•	Michael K. Fox, former Interim Chief Financial Officer
•	Timothy C. Huffmyer, former Vice President and Chief Financial Officer
•	Gail Redmond, Senior Vice President, Sales Worldwide
•	Charles B. Messman, Vice President, Corporate Development and Investor Relations

Messrs. Huffmyer, Fox and Kempton each served in the role of Chief Financial Officer during 2021 as part of an orderly transition following Mr. Huffmyer’s resignation from the Company to pursue an opportunity with another company. While Mr. Huffmyer remained with the Company for several weeks following the July 2021 announcement of his resignation, Mr. Fox joined the Company on an interim basis to help ensure a seamless transition while the Company engaged in its search for a permanent replacement.  Following the successful completion of the Company’s executive search process, Mr. Kempton was hired to serve as the Company’s Chief Financial Officer in November 2021.

The principal elements of our executive compensation program are base salary, cash incentive compensation, long-term equity incentives in the form of restricted stock, and other benefits and perquisites, including certain reimbursements and matching contributions under our 401(k) savings plan.  We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. Our executive compensation program is designed to attract, motivate, and retain talented and dedicated executives, who are critical to our success. Under this program, a significant portion of our executive officers’ and key executives’ overall compensation is tied to the achievement of key strategic financial and operational goals, as measured by metrics such as revenue and adjusted profitability. The following highlights our approach to executive compensation:

Competitive Positioning: We seek to establish the overall compensation of our executive officers and other key executives at levels that we believe are roughly comparable with the average levels of compensation of executives at other fast-growing technology companies of similar size.

Significant Portion of Executive Officer Compensation Tied to Performance: With respect to the four primary components of our compensation program, both cash incentive compensation and equity compensation are tied in whole or in part to the satisfaction of pre-determined performance criteria.  Performance-based incentive compensation constitutes a significant portion of potential compensation for our executive officers and other key executives.

Limited other Compensation: Consistent with our “pay-for-performance” philosophy, we restrict all other forms of compensation to our executive officers and other key executives to levels that are consistent with competitive market practices.

Base Salary Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain highly qualified individuals in a competitive environment and to reward individual performance and contributions to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually and increases or decreases are generally based on Company and individual performance. We also take into account the base compensation paid by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives.

Bonus Compensation

In order to retain and motivate our named executive officers and other executives, the Compensation Committee approved a quarterly cash bonus program and the applicable bonus amounts thereunder in which each of our named executive officers participated during 2021, with the exception of Mr. Fox, who joined the Company briefly in an interim role. The Committee approved the same quarterly bonus program and the applicable bonus amount thereunder for our named executive officers who were employed by the Company during 2020.  Pursuant to the bonus program, eligible participants received a quarterly cash bonus payment provided that they remained employed by the Company as of the last day of the applicable quarter.  In addition, following the successful completion of an acquisition and a public offering by the Company in 2021, each of Messrs. Huffmyer and Messman received a discretionary cash bonus in recognition of their contributions to those efforts, and Mr. Fox received a retention bonus in connection with his continued service for a brief transitional period following his service as interim chief financial officer.  The total of these payments to each of our participating NEOs is reflected in the “bonus” column of the Summary Compensation Table.

Performance-based Cash Bonus Awards

As part of our compensation program and in order to maintain appropriate financial incentives, the Company maintains an annual cash bonus plan in which our named executive officers participate, with the exceptions of Ms. Redmond, who instead participates in a sales compensation plan as detailed below, and Mr. Fox, who joined the Company briefly in an interim role. Pursuant to the cash bonus plan, our participating NEOs and other executives are eligible for cash bonus compensation. Under the plan, cash bonuses are determined and paid each fiscal year on a quarterly basis based upon the achievement of certain pre-determined performance objectives. Our cash bonus plan is designed to focus our management on achieving key corporate financial objectives, motivate certain desirable behaviors and reward achievement of our key corporate financial objectives and individual goals. Under the terms of the cash bonus plan, the Compensation Committee establishes performance objectives and annual target cash bonus amounts for each named executive officer participating in the plan. In determining the appropriate level of annual target cash bonus for each officer the Compensation Committee considers information provided through independent, third-party surveys and other information collected from public sources for similar positions at peer companies, relative base salary and bonus amounts for each individual and the recommendations of our Chief Executive Officer.

To align performance with certain objectives of our stockholders, the Company has maintained performance-based cash bonus awards to incentivize certain short-term tactical behavior related to reaching revenue and cost targets on a quarterly basis.

Our bonus plan contains performance objectives with a dollar value ascribed to each objective, so that the sum total equals the approved annual target cash bonus for each named executive officer. In each of 2020 and 2021 the objectives for NEOs participating in the plan were related to (1) revenue achievement and (2) operating expense management, which were evenly weighted in terms of target cash bonuses. For each objective, the Compensation Committee applied the percentage by which the objective was achieved (which could exceed 100% in the case of quantitative performance objectives) to the dollar value ascribed to each objective. The dollar values for each objective were then combined to determine the actual cash bonuses paid to each such NEO.

Achievement of the quantitative performance objectives was determined on a quarterly basis based on our financial results for the preceding quarter. As a result, the cash paid in a given fiscal year is the result of the overlap of the attainment achieved for the fourth quarter of the previous year and the first three quarters of the current year. The total of these payments is equal to the amount of non-equity plan compensation reflected in the Summary Compensation Table. Performance objectives are set by the Compensation Committee by quarter for each fiscal year.

The table below outlines the quantitative performance objectives that were established for each named executive officer participating in the plan and the actual results that correspond with their performance cash bonus payouts during 2021:

(in thousands)	Q4 2020	Q1 2021	Q2 2021	Q3 2021
Revenue – target	$16,140	$11,043	$16,104	$18,672
Revenue – actual	$12,416	$11,381	$15,919	$16,460
Operating Expenses* - target	$9,205	$9,246	$12,936	$13,550
Operating Expenses* - actual	$9,479	$9,148	$12,875	$13,219

*

excluding stock-based compensation, amortization of intangible assets, acquisition costs, gain on sale of software product (Q4 2020 only), cost of certain non-development intellectual property (Q3 2021 only) and CFO transition costs (Q3 2021 only)

We believe that the performance objectives for our named executive officers participating in the plan were sufficiently challenging to achieve and that performance at a high level, while devoting full time and attention to their responsibilities, is required for our participating named executive officers to earn their respective cash bonuses.

Sales Compensation Plan

As the executive leader of our worldwide sales organization, Ms. Redmond participated in a sales compensation plan during 2021 pursuant to which she was eligible to earn cash compensation for achievement of specified revenue targets.  A target commission amount was established for each quarter.  The amount of commission actually earned was determined and paid on a quarterly basis following the end of each quarter, and was based on the percentage of target revenue actually achieved.  As a result of the timing of calculation and payment of commission amounts earned, the cash actually paid under the sales compensation plan during 2021 is the amount achieved for the fourth quarter of 2020 and the first three quarters of 2021.  The total of these payments is equal to the amount of non-equity plan compensation reflected for Ms. Redmond in the Summary Compensation Table.

The table below outlines the revenue objectives that were established under the sales compensation plan for Ms. Redmond and the actual results that correspond with her sales compensation plan payouts during 2021:

(in thousands)	Q4 2020	Q1 2021	Q2 2021	Q3 2021
Revenue* – target	$16,850	$11,043	$16,104	$18,672
Revenue* – actual	$12,247	$11,369	$15,919	$16,460

*	excluding revenue items not within sales executive responsibility

We believe that the revenue and associated commission targets under the sales compensation plan were sufficiently challenging to achieve and that performance at a high level, while devoting full time and attention to her responsibilities, is required for our participating NEO to earn the commission amounts under the plan.

Equity Compensation

We believe that for growth companies in the software technology sector, such as Smith Micro, equity awards are a significant compensation-related motivator in attracting and retaining executive-level employees. Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards to attract key executives to join the Company and incentivize those individuals to stay with us for long periods of time, which in turn should provide us with greater stability over such periods than we would experience without such awards. We provided grants of restricted stock to each of our named executive officers other than Mr. Fox during 2021.  No other equity awards were granted to our named executive officers during 2021.

Mr. Kempton was hired as the Company’s Vice President, Chief Financial Officer and Treasurer in November 2021, and in connection with his hire he received a fully vested grant of 20,000 shares of our common stock.  Mr. Smith, Mr. Huffmyer, Mr. Messman and Ms. Redmond each received a grant of restricted stock during 2021, which vest over a period of four years from the grant date. Half of each total grant vests on a monthly basis and will be earned based on continuous service by the executive over the vesting period. The vesting of the remaining half is subject to the Company’s achievement of certain performance-based criteria for 2021 and the continuous service by the executive over the remaining vesting period.  One quarter of each total grant will be eligible to vest if the Company achieves a defined 2021 annual revenue target, and an additional one quarter of each total grant will be eligible to vest if the Company achieves a defined 2021 annual operating expense target (determined on a non-GAAP basis, excluding stock-based compensation, amortization of intangible assets, acquisition costs, cost of certain non-development intellectual property (Q3 2021 only) and CFO transition costs (Q3 2021 only)), with a proportionate adjustment to the total performance portion of the grant if the targets are not fully met. Shares earned under the performance conditions cannot exceed the total number of performance shares, even if the sum of the revenue attainment and the expense attainment exceed 100%. Once performance against this criteria is determined, the shares that are eligible to vest will vest 25% on the determination (earnings) date and then ratably over the next thirty-six months, based on continuous service by the executive.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain limited perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan to our named executive officers. We provide a 20% match on all eligible employee contributions to our 401(k) plan. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Summary Compensation Table – 2021 and 2020

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
William W. Smith, Jr.	2021	500,000	100,000	1,324,750	192,018	12,775	(4)	2,129,543
Chairman, President and Chief Executive Officer	2020	495,833	100,000	1,120,000	196,045	11,770	(5)	1,923,649
James M. Kempton(6)	2021	36,490	10,000	120,600	--	395	(7)	167,485
Vice President, CFO and Treasurer
Michael K. Fox(8)	2021	96,434	15,000	--	--	--		111,434
Former Interim Chief Financial Officer
Timothy C. Huffmyer(9)	2021	208,207	70,000	757,000	72,177	3,900	(7)	1,111,284
Former Vice President, CFO, Secretary and Treasurer	2020	261,667	40,000	640,000	98,023	3,900	(7)	1,043,589
Gail Redmond	2021	215,000	40,000	757,000	181,330	3,900	(7)	1,197,230
Senior Vice President, Sales Worldwide	2020	215,000	40,000	640,000	195,403	3,900	(7)	1,094,303
Charles B. Messman	2021	235,000	90,000	757,000	96,009	--		1,178,009
Vice President, Corporate Development and Investor Relations	2020	233,333	40,000	640,000	98,023	--		1,011,356

(1)

The amounts in this column reflect the cash awards paid pursuant to a quarterly cash bonus program in 2021 and 2020 for all of the listed individuals except for Mr. Fox, and discretionary cash bonuses paid to Messrs. Huffmyer and Messman during 2021. The amount in this column for Mr. Fox, who served as the Company’s interim Chief Financial Officer for a portion of 2021, reflects a retention bonus paid to Mr. Fox for his continued service with the Company through a mutually agreed date.

(2)

The amounts shown in this column represent the aggregate grant date fair value of Restricted Shares computed in accordance with FASB ASC Topic 718. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. For Restricted Shares, the fair value is calculated using the closing price of our stock on the date of grant. The assumptions we used with respect to the valuation of stock grants are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)

The amounts in this column reflect the cash awards paid pursuant to our annual cash incentive bonus plan (with respect to Messrs. Smith, Huffmyer and Messman) and annual sales commission plan (with respect to Ms. Redmond) in 2021 and 2020.  Mr. Fox served as the Company’s Interim Chief Financial Officer from September 4, 2021 until November 3, 2021, and did not participate in the annual cash bonus plan.  Mr. Kempton, who joined the Company on November 3, 2021, participated in the annual cash bonus plan during the fourth quarter of 2021, however the bonus amount attributable to the fourth quarter of 2021 was paid during the first quarter of 2022, and is therefore not reflected in the above table.

(4)	Amount comprised of $8,875 in tax preparation fees paid by the Company and 401(k) matching contributions of $3,900 made by the Company.
(5)	Amount comprised of $7,870 in tax preparation fees paid by the Company and 401(k) matching contributions of $3,900 made by the Company.
(6)

Mr. Kempton became employed by the Company as its Vice President, Chief Financial Officer and Treasurer on November 3, 2021.  Amounts shown for Mr. Kempton reflect his partial year of employment during 2021.

(7)	Amount comprised of 401(k) matching contributions made by the Company.

(8)

Mr. Fox was employed by the Company from August 10, 2021 through December 17, 2021, serving as the Company’s Interim Chief Financial Officer from September 3 until November 3, 2021. Amounts shown for Mr. Fox reflect his partial year of employment during 2021.

(9)

Mr. Huffmyer was employed by the Company as its Vice President, Chief Financial Officer, Treasurer and Secretary until September 3, 2021. Amounts shown for 2021 reflect his partial year of employment during 2021.

Outstanding Equity Awards at December 31, 2021

The following table sets forth the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2021, comprised of outstanding unvested shares of restricted stock as of such date.

	Option Awards					Stock Awards
Named Executive Officer	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
William W. Smith, Jr.	0	0	0	--	--	8,855	(2)	43,567
						58,334	(3)	287,003
						91,490	(4)	450,131
						156,771	(5)	771,313
James M. Kempton	0	0	0	--	--	--		--
Michael K. Fox	0	0	0	--	--	--		--
Timothy C. Huffmyer	0	0	0	--	--	--		--
Gail Redmond	6,250	0	0	$5.52	10/31/22	8,855	(2)	43,567
						36,459	(3)	179,378
						52,295	(4)	257,291
						89,584	(5)	440,753
Charles B. Messman	0	0	0	--	--	8,855	(2)	43,567
						36,459	(3)	179,378
						52,295	(4)	257,291
						89,584	(5)	440,753

(1)	Determined by multiplying the number of shares by $4.92, the closing price for our stock on the Nasdaq Global Market on December 31, 2021.
(2)

Unvested portion of an award granted during 2018, 50% of which was subject to time-based vesting and 50% of which was subject to performance and time-based vesting. Shares are currently vesting in monthly installments. Shares will be fully vested in March 2022.

(3)

Unvested portion of an award granted during 2019, 50% of which was subject to time-based vesting and 50% of which was subject to performance and time-based vesting. Shares are currently vesting in monthly installments.  Shares will be fully vested in March 2023.

(4)

Unvested portion of an award granted during 2020, 50% of which was subject to time-based vesting and 50% of which was subject to performance and time-based vesting. Shares are currently vesting in monthly installments.  Shares will be fully vested in March 2024.

(5)

Unvested portion of an award granted during 2021, 50% of which was subject to time-based vesting and 50% of which was subject to performance and time-based vesting. Shares are currently vesting in monthly installments.  Shares will be fully vested in March 2025.

Employment Agreements

Agreement with William W. Smith, Jr.

In June 2005, we agreed to make to William W. Smith, Jr., our Chairman of the Board, President and Chief Executive Officer, a lifetime payment of $6,000 annually, subject to annual increases of 5%, to commence at the time of his future retirement or resignation from employment. The agreement provides that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith. We estimate that it would cost approximately $65,000 to purchase such an annuity.

Other than as disclosed above, none of the named executive officers has an employment agreement with us, and the employment of each of the named executive officers may be terminated at any time at the discretion of the Board of Directors.

Potential Payments Upon Termination or Change in Control

The terms of the restricted stock award agreements associated with restricted stock granted under our Plan provide that the shares of restricted stock granted thereunder automatically become fully vested, no longer subject to restrictions and freely transferable upon a “Change of Control” as such term is defined in our Plan.  We provide this benefit in order to properly incentivize our executives to support a Change of Control that would be deemed beneficial to our shareholders.

Restrictions on Hedging Transactions

Our insider trading policy guidelines acknowledge that buying or selling publicly-traded options, including buying or selling puts or calls or other hedging transactions in the Company’s stock may permit a holder to continue to own our common stock obtained through benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, our directors, employees, and officers to whom our policy applies, may no longer have the same objectives as our other stockholders. As such, the Company’s directors, officers and employees are prohibited from engaging in such transactions (except as otherwise may be approved in writing by the Company’s CFO or General Counsel).

Director Compensation

The following table sets forth compensation that our directors (other than Mr. Smith, who is a named executive officer and does not separately receive any compensation for his board service) earned during 2021 for services as members of our Board of Directors.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Total ($)
Andrew Arno	20,000	189,250	209,250
Thomas G. Campbell	20,000	189,250	209,250
Steven L. Elfman	20,000	189,250	209,250
Samuel Gulko	20,000	189,250	209,250
Gregory J. Szabo	20,000	189,250	209,250

(1)

The amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions we used with respect to the valuation of stock and option grants are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Summary of Director Compensation

Non-employee members of the Board of Directors receive quarterly fees for Board and committee service, and are reimbursed for their out-of-pocket expenses in connection with service on the Board of Directors. During 2021, the quarterly fee paid to our non-employee directors was $5,000.  Non-employee members of the Board of Directors are eligible to receive discretionary awards under our Plan.  On February 16, 2021, each director then serving received a special discretionary grant of 25,000 shares of restricted stock valued at $7.57 per share which vested in equal installments over a period of 12 months from the grant date.

ANNUAL REPORT

Our Annual Report on Form 10-K for the 2021 fiscal year, filed with the Securities and Exchange Commission on March 11, 2022, is being mailed along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Stockholders may also obtain a copy of the Annual Report, including the financial statements and financial statement schedules, without charge, by writing to Investor Relations at our principal executive offices located at 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237. We will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding Smith Micro, are also available on our website at http://www.smithmicro.com or the Securities and Exchange Commission’s public website at http://www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. For stockholders requesting paper copies of the proxy statement, a single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) if you are not a stockholder of record, notify your broker, or (2) if you are a stockholder of record, direct your written request to Investor Relations, Smith Micro Software, Inc., 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237 or your oral request to the Smith Micro at (412) 837-5300. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our Investor Relations department if you are a stockholder of record, using the contact information provided above.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Discretionary authority with respect to such other matters is granted by a stockholder’s submission of their proxy.

All stockholders are urged to vote by following the instructions on the Notice or, if printed proxy materials were received, by following the instructions provided with printed proxy materials.

By Order of the Board of Directors,

/s/ Jennifer M. Reinke
Jennifer M. Reinke
Corporate Secretary
Pittsburgh, Pennsylvania
April 27, 2022

SMITHMICRO VOTE SOFTWARE ENDORSEMENT_LINE SACKPACK 00004 MRA SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Using a black ink pen mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SMSI or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652 VOTE (8683) within the USA, US territories and Canada Save Paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SMSI 2022 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN DETACH AND RETURN THE BOTTON PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors. To elect two (2) directors to serve for a three year term ending at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified: 01 - Andrew Arno For Withhold 02 – Samuel Gulko For Withhold 2. Non-binding advisory vote to approve the compensation of named executive officers. For Against Abstain 3. Ratification of the appointment of SingerLewak LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2022 Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box Signature 2 – Please keep signature within the box C 1234567890 JNT 22BV 538837 MRA SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MRA SAMPLE AND MRA SAMPLE AND MRA SAMPLE AND MRA SAMPLE AND MRA SAMPLE AND MRA SAMPLE AND MRA SAMPLE AND MRA SAMPLE AND 03W37C

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The 2022 Annual Meeting of Stockholders of Smith Micro Software, Inc will be held on June 7, 2022, 11:00 a.m Eastern Time, virtually via the internet at meet now. global/M4MR5F9. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this from. Important notice regarding the Internet availabllity of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/SMS| Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SMS| IF YOU BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy-Smith Micro Software, INC. Notice of 2022 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting-June 7. 2022 William W. Smith, Jr. and James M. Kempton, or either of them, each with the Power of substitution, are hereby authorized as Proxies of the undersigned to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of stockholders of Smith Micro Software, Inc to be held on June 7, 2022 or at any postponement or adjournment there of. Share represented by this proxy will be voted as directed herein by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR item 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may property come before the meeting. (items to be voted appear on reverse side)  C Non Voting Items Change of Address-Please print new address below. Comments-Please print your comments below.

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